Exhibit (h)(16)

Ivy Investment Management Company

Waddell & Reed Services Company

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

September 1, 2020

Board of Directors of InvestEd Portfolios

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

Ladies and Gentlemen:

As you know, InvestEd 80 Portfolio, InvestEd 50 Portfolio, InvestEd 30 Portfolio and InvestEd 10 Portfolio (each, a “Portfolio”) are each a series of InvestEd Portfolios, a Delaware statutory Trust (“Trust”). Ivy Investment Management Company (“IICO”) serves as the Trust’s investment manager pursuant to an Investment Management Agreement under which no management fees are payable by the Trust to IICO for its services. Waddell & Reed Services Company, doing business as WI Services Company (“WISC”) serves as administrative and shareholder servicing agent to the Trust pursuant to an Administration and Shareholder Servicing Agreement and also serves as accounting services agent to the Trust pursuant to an Accounting Services Agreement, which under both of such Agreements no fees or other compensation is payable by the Trust to WISC. Ivy Distributors, Inc. (“IDI”) serves as the Trust’s principal underwriter pursuant to an Underwriting Agreement. The Trust has adopted a Distribution and Service Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“12b-1 Plan”), under which each Portfolio pays fees as compensation to IDI for its services under the 12b-1 Plan.

This letter memorializes our agreement, effective September 1, 2020, pursuant to which IICO shall reimburse each Portfolio for all of the expenses that the Portfolio would otherwise pay, other than the fees payable by the Portfolio under its 12b-1 Plan.

The arrangement described herein is a contractual commitment and may not be altered without the prior approval of the Trust’s Board of Directors. IICO has no right to reimbursement from any Portfolio of expenses borne by IICO pursuant to this arrangement.

Very truly yours,

Ivy Investment Management Company

/s/Philip J. Sanders

Philip J. Sanders

President